Exhibit 99.1
RealPage Defends Open Marketplace Against Yardi Lawsuit
Dallas, Jan. 25, 2011 — Yesterday RealPage, Inc. (NASDAQ: RP), learned from its clients that Yardi Systems, Inc. has filed a lawsuit against RealPage in California regarding consulting services performed by EverGreen Consulting, a division of RealPage. EverGreen is a small consulting firm, the assets of which were acquired by RealPage in 2009, and represents an immaterial portion of the company’s overall business. While RealPage and Yardi have maintained a generally cooperative and professional relationship over the years, Yardi has been openly disparaging EverGreen ever since RealPage acquired the assets. As a client service company, RealPage finds this disparagement surprising given that EverGreen’s mission for the past 10 years has been to improve their shared clients’ experience with Yardi Voyager.
In this suit, Yardi alleges that EverGreen accessed Yardi information outside the scope of agreements with clients on seven occasions in the past 10 months. EverGreen access to Yardi information is intended for the purpose of providing consulting and support services acting on behalf of shared Yardi and RealPage clients. RealPage will investigate these seven incidents and any others that Yardi provides to the company and take whatever actions are warranted by the facts.
RealPage believes that Yardi’s hidden intent in filing this lawsuit is to inhibit EverGreen from competing with Yardi’s consulting service organization and that this lawsuit is a tactic to limit alternative choices for Yardi clients, thereby restraining a more open and competitive marketplace. RealPage intends to defend this action vigorously and to protect EverGreen’s right to provide services to clients that they share with Yardi.
About RealPage
Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on-demand (also referred to as “Software-as-a-Service” or “SaaS”) products and services to apartment communities and single family rentals across the United States. Its six on-demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, and military housing properties; Level One® and CrossFire® that enable owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk® risk mitigation systems that are designed to reduce a community’s exposure to risk and liability; and OpsTechnology® spend management systems that help owners manage and control operating expenses. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.
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Contact:	Randy Hargrove RealPage, Inc. 4000 International Parkway Carrollton, Texas 75007 (972) 820-3076 randy.hargrove@realpage.com